Exhibit 99.1

GLOBAL BRASS AND COPPER HOLDINGS, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

•Bill Toler appointed to Executive Vice President, Strategic Planning and Development, GBC
•Dale Taylor appointed President of Olin Brass

Schaumburg, IL. -- March 20, 2017 -- Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced Bill Toler will assume the role of Executive Vice President, Strategic Planning and Development for GBC and Dale Taylor will assume the role of President of Olin Brass, both effective April 3, 2017. Olin Brass is a division of GBC Metals, LLC (d/b/a Olin Brass), GBC’s largest subsidiary.
“Bill’s leadership, solid execution and financial acumen have greatly contributed to Olin Brass’s improvement over the past several years. Going forward, his strategic vision, broad metals industry knowledge, and significant business experience will help accelerate our profitable growth and acquisition capabilities,” said John Wasz, GBC’s President and Chief Executive Officer. “With this role, Bill will also lead our efforts to bolster our strategic planning processes and further advance the GBC strategic framework.”
Mr. Toler joined Olin Brass in 2011 with over 30 years in key financial and executive roles in the metals industry, most recently serving as President of Olin Brass. Mr. Toler’s previous Olin Brass roles include President of the Mill Products division and Vice President of Finance and Information Technology.
“We are also excited to announce Dale’s new position with Olin Brass. Dale’s strength of leadership and breadth of commercial and financial knowledge will propel the organization to the next level of its strategic, transformational journey. Like Bill, Dale has demonstrated a strong ability to challenge the status quo,” Wasz continued. “Under Dale’s proven leadership, our Olin Brass team will continue to provide our customers with exceptional service and value. We’re enthusiastic about Olin Brass’s future successes.”
Mr. Taylor joined Olin Corporation during 1987 in quality engineering before moving to sales and management roles for Olin’s metals division where he rose to become Marketing Director. He most recently served as Vice President of Manufacturing, accountable for all Olin Brass domestic operations. Previously, Mr. Taylor also held the position of Olin Brass’s Director and then Vice President of Supply Chain Planning.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc. through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding and stamping to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707